EXHIBIT 99.1

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders of

Guilford Pharmaceuticals Inc.:

We have audited the accompanying consolidated balance sheets of Guilford Pharmaceuticals Inc. and subsidiaries (the “Company”) as of December 31, 2004 and 2003, and the related consolidated statements of operations, cash flows and changes to stockholders’ equity for each of the years in the three-year period ended December 31, 2004. In connection with our audits of the consolidated financial statements, we also have audited the accompanying financial statement schedule as listed in the accompanying index in Item 15(a)(2). These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2004 and 2003, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2004, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the effectiveness of the internal control over financial reporting of the Company as of December 31, 2004, based on the criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated March 3, 2005 expressed an unqualified opinion on management’s assessment of, and the effective operation of, internal control over financial reporting.

/s/ KPMG LLP

McLean, Virginia
March 3, 2005

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED BALANCE SHEETS

($ in thousands, except share data)

	December 31,
	2004	2003
ASSETS
Cash and cash equivalents	$61,889	$29,939
Marketable securities	27,705	50,261
Investments — held by Symphony Neuro Development Company	32,062	—
Accounts receivable, net	4,666	3,460
Inventories, net	2,373	2,504
Prepaid expenses and other current assets	4,744	1,787

Total current assets	133,439	87,951
Investments — restricted	19,899	21,743
Property and equipment, net	1,758	22,395
Intangibles, net	75,943	82,796
Other assets	6,096	6,438

Total assets	$237,135	$221,323

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$15,333	$8,549
Current portion of long term debt	2,916	3,394
Accrued payroll related costs	2,932	4,538
Accrued contracted services	3,929	1,909
Accrued expenses and other current liabilities	6,355	3,590

Total current liabilities	31,465	21,980
Long term debt, excluding current portion	87,393	88,885
Revenue interest obligation	44,932	42,155
Other liabilities	8,320	1,103

Total liabilities	172,110	154,123

Minority interest	28,132	—
Commitments and contingencies	—	—
STOCKHOLDERS’ EQUITY:
Preferred stock, par value $0.01 per share; authorized 4,700,000 shares, none issued	—	—
Series A junior participating preferred stock, par value $0.01 per share; authorized 300,000 shares, none issued	—	—
Common stock, par value $0.01 per share; authorized 125,000,000 shares, 46,638,788 and 34,908,076 issued at December 31, 2004 and 2003, respectively	466	349
Additional paid-in capital	435,130	377,168
Accumulated deficit	(391,416)	(303,538)
Accumulated other comprehensive loss	(2,130)	(1,485)
Note receivable from officer	—	(85)
Unearned compensation	(3,653)	—
Treasury stock, at cost; 304,336 and 1,055,816 shares at December 31, 2004 and 2003, respectively	(1,504)	(5,209)

Total stockholders’ equity	36,893	67,200
Total liabilities and stockholders’ equity	$237,135	$221,323

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS

($ in thousands, except per share data)

	Year Ended December 31,
	2004	2003	2002
Revenue:
Net product revenue	$40,172	$21,717	$14,538
Revenue from license fees, milestones and other	7,739	5,888	127

Total revenue	47,911	27,605	14,665

Costs and Expenses:
Cost of sales	5,578	4,110	2,836
Research and development	46,584	33,624	46,103
Selling, general and administrative	58,758	32,076	29,005
Intangible amortization	6,854	1,912	840
Acquired in-process research and development	13,951	8,093	—

Total costs and expenses	131,725	79,815	78,784

Operating Loss	(83,814)	(52,210)	(64,119)
Other Income/ (Expenses):
Investment and other income	2,213	3,002	5,350
Revenue interest expense	(8,781)	(1,557)	—
Interest expense	(5,252)	(3,182)	(501)

Loss before Minority Interest	(95,634)	(53,947)	(59,270)
Minority Interest	7,756	—	—

Net Loss	$(87,878)	$(53,947)	$(59,270)

Basic and Diluted Loss per Common Share	$(2.25)	$(1.82)	$(1.99)

Weighted-average shares used to calculate basic and diluted loss per share	39,037	29,689	29,805

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

($ in thousands)

	Year Ended December 31,
	2004	2003	2002
Cash Flows from Operating Activities:
Net loss	$(87,878)	$(53,947)	$(59,270)
Adjustments to reconcile net loss to net cash used in operating activities:
Acquired in-process research and development	13,951	8,093	—
Depreciation and amortization	11,565	6,582	5,433
Minority interest	(7,756)	—	—
Non-cash imputed revenue interest expense	2,623	1,500	—
Non-cash compensation expenses	1,658	546	620
Loss/ (gain) on sale of marketable securities	429	(153)	(394)
Changes in assets and liabilities:
Accounts receivable	(1,206)	(2,692)	2,451
Prepaid expenses and other current assets and other assets	(4,297)	(970)	2,512
Inventories	131	489	(306)
Accounts payable and other liabilities	12,062	5,337	(1,004)

Net cash used in operating activities	(58,718)	(35,215)	(49,958)

Cash Flows from Investing Activities:
Purchases of investments held by SNDC	(43,000)	—	—
Proceeds from sale of investments held by SNDC	10,938	—	—
Purchases of property and equipment	(1,095)	(18,766)	(282)
Proceeds from disposal of property and equipment	20,819	—	—
Purchase of available-for-sale securities	(11,412)	(93,374)	(72,428)
Proceeds from maturities and sales of available-for-sale securities	32,550	106,964	83,425
Purchase of intangible assets	—	(86,212)	—

Net cash flows from/ (used in) investing activities	8,800	(91,388)	10,715

Cash Flows from Financing Activities:
Net proceeds from issuances of common stock	44,021	26,191	19
Net proceeds from sale of preferred stock by SNDC	40,000	—	—
Proceeds from issuances of debt	1,095	88,527	3,389
Proceeds from revenue interest obligation	—	42,000	—
Proceeds from sale of treasury stock	518	—	524
Purchase of treasury stock	—	(5,280)	—
Principal payments on debt and revenue interest obligation	(3,661)	(4,443)	(6,696)
Debt issuance costs	(105)	(5,230)	—

Net cash flows from/ (used in) financing activities	81,868	141,765	(2,764)

Net increase/ (decrease) in cash and cash equivalents	31,950	15,162	(42,007)
Cash and cash equivalents at the beginning of year	29,939	14,777	56,784

Cash and cash equivalents at the end of year	$61,889	$29,939	$14,777

Supplemental cash flow data:
Net interest paid	$10,535	$859	$447
Stock distributed to 401(k) and ESP plans	854	664	1,066
Non-cash investing and financing activities:
Acquisition of ProQuest	$6,781	$—	$—
Capital lease obligations	$596	$1,086	$1,475

During 2002, the Company converted a $2,473 accounts payable to Cardinal to a note payable.

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY

($ in thousands, except share data)

	Common Stock
	Number of Shares	Amount	Additional Paid-In Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Note Receivable From Officer	Unearned Compensation	Treasury Stock, at Cost	Total Stockholder’s Equity
Balance, December 31, 2001	29,975,063	$300	$351,553	$(190,321)	$(452)	$(60)	$(52)	$(3,339)	$157,629
Comprehensive loss:
Net loss				(59,270)					(59,270)
Other comprehensive loss:
Unrealized loss on interest rate swap agreements					(452)				(452)
Unrealized gain on available-for-sale securities					217				217
Equity adjustment from foreign currency translation					(4)				(4)

Total other comprehensive loss									(239)

Total comprehensive loss									(59,509)

Exercise of stock options	5000		19						19
Distribution of 71,693 shares to 401(k) plan			(390)					932	542
Distribution of 99,986 shares to ESP plan			(775)					1,299	524
Distribution of 6,197 shares to consultant			(55)					81	26
Extension of note receivable to officer						(25)			(25)
Amortization of unearned compensation							52		52

Balance, December 31, 2002	29,980,063	300	350,352	(249,591)	(691)	(85)	—	(1,027)	99,258

Comprehensive loss:
Net loss				(53,947)					(53,947)
Other comprehensive loss
Unrealized gain on interest rate swap agreements					510				510
Unrealized loss on available-for sale securities					(1,304)				(1,304)

Total other comprehensive loss									(794)

Total comprehensive loss									(54,741)

Issuance of common stock	4,868,713	48	25,888						25,936
Issuance of warrants			1,226						1,226
Purchase of 1,100,000 shares of treasury stock								(5,280)	(5,280)
Exercise of stock options	59,300	1	254						255
Distribution of 110,537 shares to 401(k) plan			(489)					975	486
Distribution of 12,677 shares to consultant			(63)					123	60

Balance, December 31, 2003	34,908,076	349	377,168	(303,538)	(1,485)	(85)	—	(5,209)	67,200

Comprehensive loss:
Net loss				(87,878)					(87,878)
Other comprehensive loss:
Unrealized gain on interest rate swap agreements					484				484

Unrealized loss on available-for-sale securities					(1,129)				(1,129)

Total other comprehensive loss									(645)

Total comprehensive loss									88,523

Issuance of common stock	11,668,517	117	50,432						50,549
Issuance of 1.5 million warrants			5,238						5,238
Issuance of 500,000 shares of restricted stock			335				(2,800)	2,465	—
Unearned compensation resulting from grant of restricted stock units			1,706				(1,706)		—
Issuance of 50,000 shares under equity compensation plan			36					246	282
Amortization of unearned compensation							853		853
Exercise of stock options (12,933 shares)	62,195		245					64	309
Distribution of 65,962 shares to 401(k) plan			67					325	392
Distribution of 115,013 shares to ESP plan			(105)					567	462
Distribution of 7,572 shares to consultant			8					38	46
Forgiveness of note receivable from officer						85			85

Balance, December 31, 2004	46,638,788	$466	$435,130	$(391,416)	$(2,130)	$—	$(3,653)	$(1,504)	$36,893

See accompanying notes to consolidated financial statements.

GUILFORD PHARMACEUTICALS INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.	Organization and Description of Business

Guilford Pharmaceuticals Inc. (together with its subsidiaries, Guilford or the Company) is a pharmaceutical company located in Baltimore, Maryland, engaged in the research, development and commercialization of proprietary pharmaceutical products that target the hospital and neurology markets.

2.	Symphony Transaction

In June 2004, the Company licensed to Symphony Neuro Development Company (or SNDC), a newly formed Delaware corporation, its rights in the United States to GPI 1485, a novel compound based on the Company’s neuroimmunophilin ligand technology, for the following four indications: Parkinson’s disease, peripheral nerve injury, including post-prostatectomy erectile dysfunction (or PPED), HIV-related neuropathy and HIV-related dementia. SNDC agreed to invest approximately $40.0 million to advance GPI 1485 through clinical development in these indications. Currently, the Parkinson’s disease and PPED indications are in Phase II clinical trials and the HIV-related indications are in pre-clinical development.

In addition to the grant of the license, SNDC’s investors received five-year warrants to purchase 1.5 million shares of the Company’s common stock at $7.48 per share. In consideration for the warrants, the Company received an exclusive option from SNDC’s investors to purchase SNDC. This option was valued at $5.2 million, which represented the corresponding fair value of the warrants using the Black-Scholes method and was expensed in the second quarter of 2004 as acquired in-process research and development because the licensed technology had not reached technological feasibility and had no known alternative future uses. This option is exercisable by the Company at any time beginning April 1, 2005 and ending on the earlier of March 31, 2007 or the 90th day after the date that SNDC provides the Company with financial statements showing cash and cash equivalents of less than $2.0 million. The option exercise price starts at $75.1 million in April 2005 and incrementally increases to a maximum exercise price of $119.8 million in March 2007, and may be paid for in cash or in a combination of cash and the Company’s common stock, at the Company’s discretion, provided that the Company’s common stock may not constitute more than 50% of the option exercise price.

RRD International, LLC (or RRD), a company providing clinical trials strategy, design and management expertise, manages SNDC and sub-contracts the ongoing development work to the Company and to other vendors. Under the Company’s agreement with RRD to provide certain clinical development services to SNDC, the Company performs services related to manufacturing, process development, toxicology, patent prosecution and maintenance, and regulatory matters. Through December 31, 2004, the Company has been reimbursed $1.9 million for the services provided to RRD.

In connection with this transaction, the Company sold $2.8 million of clinical trial supply, at cost, to SNDC during the second quarter of 2004. The Company expensed this clinical trial supply in 2003. Accordingly, the sale of the clinical trial supply resulted in a gain of $2.8 million for the Company. The recognition of this gain is being deferred until the earlier of either the exercise or the expiration of the purchase option (the “Deferral Period”). As mentioned above, the Company provides SNDC with certain clinical development services, which are at market rates, and the excess of the market rate over the cost of the development services also results in a gain for the Company. This gain is also being deferred until the Deferral Period. Deferred gains totaling $4.1 million are included in other liabilities on the December 31, 2004 Consolidated Balance Sheet. This deferred gain did not exist as of December 31, 2003.

In accordance with Financial Accounting Standards Board (or FASB) Interpretation No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” (or FIN 46R), which addresses how a business enterprise should evaluate whether it has a controlling financial interest in an entity through means other than voting rights, and accordingly should consolidate the entity, SNDC Holdings LLC (or SNDCH), the parent of SNDC, is considered a variable interest entity. Under FIN 46R, the Company has been deemed the primary beneficiary of the variable interest entity because it is most closely associated with SNDCH. Accordingly, the financial results of SNDCH have been consolidated with the Company’s 2004 financial statements.

3.	ProQuest Transactions

In March 2000, the Company acquired from ProQuest Pharmaceuticals Inc. (or ProQuest) an exclusive worldwide license to a prodrug of propofol, a widely used anesthetic which the Company is developing under the trade name AQUAVAN® Injection (or Aquavan). Pursuant to this transaction, the Company paid approximately $0.7 million for 133,333 shares of common stock of ProQuest and approximately $0.3 million for in-process research and development that was expensed. Under the terms of the agreement, the Company was obligated to make payments based on clinical development milestones and royalties on any product revenue. In 2002, the Company achieved a development milestone related to Aquavan, which resulted in a payment due to ProQuest of $0.8 million and the Company receiving additional shares of the common stock of ProQuest. The estimated market value of the Company’s total investment in ProQuest at December 31, 2003 was $0.9 million and was included in the Consolidated Balance Sheets as other assets.

In September 2004, the Company initiated the Phase III clinical trial studying Aquavan for procedural sedation in patients undergoing colonoscopy and bronchoscopy procedures. Upon the dosing of the first patient in this Phase III clinical trial, a $1.0 million milestone payment was due and paid to ProQuest. The Company received an additional 400,705 shares of ProQuest common stock for this milestone payment, increasing its total investment in ProQuest to $1.9 million. In order to determine whether the fair value of the Company’s investment in ProQuest was less than its carrying value, the Company performed a discounted cash flow analysis to assess the fair value as of September 30, 2004. Based on this analysis, the Company concluded that the carrying value of its investment was impaired and that the impairment was other than temporary. Consequently, the Company wrote off its $1.9 million investment as acquired in-process research and development as of September 30, 2004.

In December 2004, the Company acquired the remaining shares of ProQuest that it did not own for $6.9 million by issuing 1,328,517 shares of the Company’s common stock. With this transaction, the Company obtained full ownership of the worldwide intellectual property rights to Aquavan, which is currently in Phase III clinical trials, and received cash, net of liabilities assumed, of less than $0.1 million. As a result, a value of $6.8 million was assigned to the only identifiable intangible asset, the intellectual property rights to Aquavan. This value was expensed as acquired in-process research and development expense at the date of acquisition because the development of Aquavan was not complete, had not reached technological feasibility and had no known alternative use, and consequently, there was considerable uncertainty as to the technological feasibility of the product at the date of acquisition.

4.	Summary of Significant Accounting Policies and Practices

Basis of Presentation

The Consolidated Financial Statements include the accounts of the Company and its wholly owned subsidiaries. Additionally, as discussed above, the Company’s 2004 Consolidated Financial Statements include the accounts of SNDCH. All material intercompany balances and transactions have been eliminated.

Use of Estimates

The preparation of the Company’s financial statements, in conformity with U.S. generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at financial statement date and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Segment Information

The Company operates in one industry segment, which includes research, development and commercialization of novel products for the life sciences industry. The Company is comprehensively managed and operated as one business by a single management team that reports to the Chief Executive Officer. The Company does not operate separate lines of business or separate business entities with respect to its product or product candidates. The Company operates primarily from its corporate headquarters located within the United States and derives revenues primarily from its product sales to customers within the United States. During the year ended December 31, 2004, approximately 6% of net product revenue was from customers outside of the United States. Accordingly, the Company does not prepare discrete financial information with respect to separate geographic or product areas and does not have separately reportable segments.

Cash and Cash Equivalents

The Company considers all highly liquid investments with a maturity of three months or less at the time of purchase as cash equivalents. The Company had cash equivalents, consisting of money market funds, of $38.1 million and $26.5 million at December 31, 2004 and 2003, respectively.

Investments in Marketable Securities

Investments in marketable securities consist of direct obligations of the U.S. government and U.S. government agencies, asset-backed securities and corporate debt securities. Securities with maturities of one year or less from the balance sheet date are considered current assets, while those with maturities in excess of one year are considered non-current assets. The securities are held for an unspecified period of time and may be sold to meet the Company’s liquidity needs and therefore are classified as available-for-sale. Accordingly, the Company records these securities at fair value, with unrealized gains and losses on securities, reported as of the balance sheet dates, as a component of accumulated other comprehensive loss within the stockholder’s equity section. Realized gains and losses on the sale of available-for-sale securities are determined on a specific identification basis. All dividends and interest income are recognized when earned.

Investments held by SNDC consist primarily of investments in a money market fund.

A decline in the security’s market value deemed to be other than temporary is an impairment requiring a reduction in the carrying amount to fair value. Such impairment, if any, is charged to current earnings, and an adjusted cost basis for the security is established.

Investment in Equity Securities — Cost Method

Investments in equity securities that are less than 20% of an investee company’s voting stock and where the Company lacks the ability to significantly influence the investee company are accounted for under the cost method of accounting. Under this method, the Company’s share of the earnings or losses of the investee company is not included in the Consolidated Statements of Operations. A decline in market value of the Company’s investment below cost that is deemed to be other than temporary is an impairment that results in a reduction in the carrying amount to fair value. Such impairment, if any, is charged to current earnings, and an adjusted cost basis for the investment is established.

Interest Rate Swap Agreements

The Company enters into interest rate swap agreements as a hedge against interest rate fluctuations, to exchange a portion of its variable rate financial obligations for fixed rates. The Company does not speculate on the future direction of rates nor does the Company use these derivative financial instruments for trading purposes. The differential to be paid or received as interest rates change is accrued on the Consolidated Balance Sheet in the other liabilities and recognized as an adjustment of interest expense related to the financial obligation.

If an interest rate swap agreement is terminated prior to its maturity, the resulting gain or loss is recognized over the remaining term of the agreement if the item hedged remains outstanding, or immediately, if the item hedged does not remain outstanding. If the interest rate swap agreement is not terminated prior to maturity, but the underlying hedged item is no longer outstanding, the agreement is marked to market and any unrealized gain or loss is recognized immediately and charged to current earnings.

Accounts Receivable

Accounts receivable includes amounts relating to sales of GLIADEL® Wafer (or Gliadel) to a specialty distributor, hospitals and wholesalers and provide for net payments in 91 days, and sales of AGGRASTAT® Injection (or Aggrastat) to wholesalers and provide for net payments in 31 days, both with certain discounts for early payment.

The allowance for doubtful accounts was less than $0.1 million as of December 31, 2004, compared to $0.8 million as of December 31, 2003. Substantially all of the amounts at December 31, 2003 related to a dispute with Cardinal Health Sales and Marketing Services (or CHSMS) that Cardinal Health Specialty Pharmaceuticals Distribution (or SPD), a division of Cardinal Health Inc. (or Cardinal), offset against an existing trade receivable due to the Company. The receivable due from SPD was written off in the first quarter of 2004 (see Note 21).

Inventory

Inventory is stated at the lower of cost or market. Cost for Gliadel inventory, representing 56% and 74% of net inventory as of December 31, 2004 and 2003, respectively, is determined using a weighted-average approach, which approximates the first-in, first-out method. Cost for Aggrastat inventory, representing 44% and 26% of net inventory as of December 31, 2004 and 2003, respectively, is determined using a specific cost approach.

Inventory includes primarily finished goods, in addition to work-in-process and raw materials that may be either available-for-sale, consumed in production or consumed internally in the Company’s development activities. Inventory for internal development activities is expensed in the period in which such inventory is designated for such use.

The Company records an inventory reserve for estimated expired, obsolete, excess or unmarketable inventory in an amount equal to the difference between the cost of inventory and its estimated realizable value based on assumptions about future demand and market conditions.

Property and Equipment

Property and equipment is stated at cost. Depreciation and amortization is calculated using the straight-line method based on the following estimated useful lives:

# of Years
Building and improvements	5-30
Laboratory, manufacturing, computer and office equipment	2-10

Amortization of leasehold improvements is computed on the straight-line method based on the shorter of the estimated useful life of the improvement or the term of the lease.

Upon the disposition of assets, the costs and related accumulated depreciation is removed from the accounts and any resulting gain or loss is included in the Consolidated Statements of Operations.

The Company evaluates the recoverability of the carrying value of property and equipment. The Company considers historical performance and anticipated future results in its evaluation of the potential impairment. Accordingly, when the indicators of impairment are present, the Company evaluates the carrying value of these assets in relation to the operating performance of the business and future undiscounted cash flows expected to result from the use of these assets. Impairment losses are recognized when the sum of the expected future cash flows are less than the assets’ carrying value.

Intangible Assets

Intangible assets, net of accumulated amortization, include:

•	the cost to reacquire the rights to market, sell and distribute Gliadel from Aventis S.A. and

•	the patent, trademark, customer contracts and related customer relationship costs related to the product rights acquisition of Aggrastat from Merck & Co., Inc. (or Merck) during the fourth quarter of 2003.

The Company is amortizing the intangible assets using the straight-line method over periods between 10 to 13 years depending on the intangible asset.

The intangible assets are reviewed for impairment annually or whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable (see Note 8).

Revenue Interest Obligation

In connection with the financing of the Company’s acquisition of the rights to Aggrastat in the fourth quarter of 2003, the Company entered into a Revenue Interest Assignment Agreement (the Revenue Agreement) with Paul Royalty Fund, L.P. and certain of its affiliated entities (collectively, PRF). Pursuant to the terms of the Revenue Agreement, the Company is obligated to make interest payments based on revenues generated by sales of certain products. This obligation has been recorded as revenue interest obligation in the long-term liability section of the Consolidated Balance Sheets because the Company has significant continuing involvement in the generation of the cash flows payable to PRF. The Company amortizes the obligation under the effective interest method and utilizes an imputed interest rate equivalent to PRF’s projected internal rate of return based on estimated future revenue interest obligation payments. Revenue interest obligation payments made to PRF reduces the obligation (see Note 11).

Treasury Stock

The Company accounts for purchases of treasury stock under the cost method.

Revenue Recognition

Revenue from sales of Gliadel and Aggrastat is recognized when all four of the following criteria are met:

•	the Company has persuasive evidence that an arrangement exists;

•	the price is fixed and determinable;

•	the title has passed; and

•	the collection is reasonably assured.

The Company records its revenue net of provisions for returns, chargebacks and discounts, which are established at the time of sale. The Company’s credit and exchange policy includes provisions for return of its product that has expired or was damaged in shipment. The Company’s historical return rate is applied to its unit sales to provide an allowance for future product returns. The product return rate is periodically updated to reflect actual experience.

The product demand by distributor and wholesalers during a given period may not correlate with prescription demand for the product in the period. As a result, the Company periodically evaluates the distributor’s and wholesalers’ inventory positions, and if the Company believes these levels are too high based on prescription demand, it will either:

•	not accept purchase orders from the distributor, or

•	not ship additional products until these levels are reduced, and

•	defer recognition of revenue if it determines that there is excess channel inventory for the product.

Total product revenue deferred related to excess inventory at distributor and wholesalers and recorded as a liability in accrued expenses and other current liabilities was as follows:

($ in thousands)	December 31, 2004	December 31, 2003
Gliadel	$415	$—
Aggrastat	336	—

Total	$751	$—

The deferred product revenue for 2004 will be recognized in the first quarter of 2005. No product revenue was deferred for 2003.

Collaborative research revenue is recognized, up to contractual limits, when the Company meets its performance obligations under respective collaborative research agreements. Payments received that relate to future performance are deferred and recognized as revenue at the time such future performance has been accomplished. Non-refundable upfront fee arrangements that contain an element of continuing involvement are deferred and recognized as revenue over the involvement period. Contract and licensing revenue is recognized when milestones are met and the Company’s significant performance obligations have been satisfied in accordance with the terms of the respective agreements.

Research and Development and Royalty Expenses

In the normal course of its business, the Company incurs internal research and development costs, which are expensed as incurred. The internal costs consist of direct expenses, such as salaries and other costs of personnel, raw materials and supplies and indirect expenses, such as facility and equipment costs, utilities, general research and development management and other administrative overhead. The indirect costs are allocated to research and development generally based on, among other things, the extent of which its research and development efforts make use of facilities, non-project personnel and other general resources. The Company may also incur third-party costs related to these projects, such as contract research, consulting and clinical development costs, which are also expensed as incurred.

The Company accrues estimated costs for clinical and pre-clinical studies based on estimates of work performed and completion of certain milestones. The Company believes that this method best aligns the expenses it records with the efforts it expends. The Company monitors the progress of the trials and their related activities to the extent possible, and adjusts the accruals accordingly. Adjustments to accruals are charged to expense in the period in which the facts that give rise to the adjustment become known.

Royalty expenses related to product revenue are recognized concurrently with the recognition of product revenue and are included as a component of cost of sales. Royalty expenses from third-party sales are recognized concurrent with such revenue recognition and are offset against royalty revenue related to third-party sales.

Income Taxes

Deferred income tax assets and liabilities are determined based on the tax consequences in future years of differences between the tax bases of assets and liabilities and financial reporting amounts at each year end and are based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. The deferred tax assets are reduced by valuation allowances or reversed, if necessary, if it is more likely than not that some portion or all of the deferred tax asset will not be realized. The effect on deferred tax assets and liabilities of a change in statutory tax rates is recognized as a component of income in the period that such tax rate changes are enacted. Accordingly, the Company provides an allowance for all deferred tax assets and liabilities as there is no assurance that they will be realized.

Stock-Based Compensation

The Company accounts for stock-based compensation under Accounting Principles Board Opinion No. 25 (or APB 25) and recognizes compensation costs attributable to stock option and similar plans based on any excess of the quoted market price of the stock on the date of grant over the amount the employee is required to pay to acquire the stock.

In December 2002, FASB issued SFAS 148, “Accounting for Stock-Based Compensation — Transition and Disclosure”, which amended SFAS 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS 148 amended the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The disclosure requirements of SFAS 148 have been incorporated herein.

The following table illustrates the effect on net loss and loss per share if the Company had applied the fair value recognition provisions of SFAS 123 to stock-based employee compensation:

	Year Ended December 31
($ in thousands, except per share data)	2004	2003	2002
Net loss, as reported	$(87,878)	$(53,947)	$(59,270)
Add: Stock-based employee compensation expense included in reported net loss	1,136	—	—
Deduct: Total stock-based employee compensation expense determined under fair value method for all awards	(9,138)	(11,911)	(13,542)

Pro forma net loss	$(95,880)	$(65,858)	$(72,812)

Loss per share:
Basic and diluted, as reported	$(2.25)	$(1.82)	$(1.99)
Basic and diluted, pro forma	$(2.46)	$(2.22)	$(2.44)

Comprehensive Income (Loss)

Comprehensive loss is comprised of net loss and other comprehensive loss, which includes certain changes in equity that are excluded from net loss, such as unrealized holding gains and losses on available-for-sale marketable securities, unrealized gains and losses on hedging instruments and translation adjustments. The purpose of reporting comprehensive loss is to report a measure of all changes in equity of the Company that results from recognized transactions and other economic events of the period, except those resulting from investments by owners and distributions to owners. The measurement and presentation of net loss did not change.

Earnings (Loss) per Share

Basic loss per share (or EPS) is computed by dividing net loss by the weighted-average number of common shares outstanding during the period. The computation of diluted EPS is computed by dividing net loss by the weighted-average number of shares outstanding during the period that is increased to include the number of additional shares that would have been outstanding if the dilutive potential common shares had been issued. Potential common shares are excluded if the effect on the EPS is anti-dilutive. At December 31, 2004, 2003 and 2002, there were approximately 0.6 million, 12.4 million and 0.3 million common share equivalents considered anti-dilutive and accordingly were not included in the diluted EPS calculation, respectively, including the 11.1 million common share equivalents related to the Company’s convertible subordinated notes for 2003.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments, which approximates carrying value, is the amount for which the instrument could be exchanged in an arms length current transaction between unrelated parties and are determined based on the following:

•	Cash and cash equivalents, accounts receivable, prepaid expenses and other current assets, accounts payable and accrued expenses are short duration in nature and are based on cost as of December 31, 2004 and 2003.

•	Investments in debt securities are based on quoted market prices as of December 31, 2004 and 2003 for those or similar investments.

•	Long-term debt is based on discounted future cash flows of each instrument at current rates offered to the Company as of December 31, 2004 and 2003 for similar debt instruments offered by the financial institutions and is not materially different than the carrying value.

•	Interest rate swap agreements are based on using current market pricing models.

Concentration of Credit Risk

The Company invests excess cash in accordance with a policy objective that seeks to preserve both liquidity and safety of principal. The policy limits investments to certain instruments issued by institutions with strong investment grade credit ratings (as defined) at the time of purchase and places restrictions on their term to maturity and concentrations by type and issuer.

The Company sells its products, Gliadel and Aggrastat, primarily to a distributor and a limited number of pharmaceutical wholesalers, respectively, without requiring collateral and as a result has an exposure to credit risk in its trade accounts receivable. As of December 31, 2004, the accounts receivable included the three primary customers, SPD, AmerisourceBergen Drug Corporation and Cardinal, that each accounted for approximately 54%, 11% and 11%, of net accounts receivable, respectively. As of December 31, 2003, accounts receivable included two primary sources, SPD and Merck, as the billing agent for Aggrastat, that each accounted for approximately 28% and 42% of net accounts receivable, respectively.

New Accounting Standards

SFAS 123R:

In December 2004, FASB issued SFAS 123R (revised 2004), “Share-Based Payment,” which is a revision of SFAS 123, “Accounting for Stock-Based Compensation.” SFAS 123R supersedes Accounting Principles Bulletin Opinion (or APB) No. 25, “Accounting for Stock Issued to Employees,” and amends SFAS 95, “Statement of Cash Flows.” Generally, the approach in SFAS 123R is similar to the approach described in SFAS 123.

As permitted by SFAS 123, the Company currently accounts for share-based payments to employees using APB 25’s intrinsic value method and, as such, generally recognizes no compensation cost for employee stock options. However, SFAS 123R requires all share-based payments to employees, including grants of employee stock options, to be recognized in the income statement based on their fair values over the expected period of service. Accordingly, the adoption of SFAS 123R’s fair value method may have an impact on the Company’s results of operations, although it will have no impact on the Company’s overall financial position.

The full impact of adoption of SFAS 123R cannot be predicted at this time because it will depend on levels of share-based payments granted in the future. However, had the Company adopted SFAS 123R in prior periods, the impact of that standard would have approximated the impact of SFAS 123 as described in the disclosure of pro forma net income and earnings per share in Note 4. SFAS 123R also requires the benefits of tax deductions in excess of recognized compensation cost to be reported as a financing cash flow, rather than as an operating cash flow as required under current literature. This requirement will reduce net operating cash flows and increase net financing cash flows in periods after adoption. The Company is unable to estimate what those amounts will be in the future because they depend on, among other things, when employees exercise stock options.

SFAS 151:

In November 2004, FASB issued SFAS 151, “Inventory Cost.” This statement amends Accounting Research Bulletin No. 43, Chapter 4, “Inventory Pricing,” to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material (spoilage). The provision of the statement is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. The Company is evaluating the impact of this statement on its consolidated financial positions, results of operations and cash flows.

SFAS 153:

In December 2004, FASB issued SFAS 153, “Exchanges of Nonmonetary Assets.” This statement amends Accounting Principles Bulletin Opinion (or APB) No. 29, “Accounting for Nonmonetary Transactions,” to eliminate the exception for nonmonetary exchanges of similar productive assets under APB 29 and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. The statement is effective for financial statements for fiscal years beginning after June 15, 2005. The adoption of the statement is not expected to have a material effect on the Company’s consolidated financial positions, results of operations and cash flows.

5.	Marketable Securities and Investments-Restricted

Marketable securities, which are all available-for-sale and investments-restricted, consist of the following:

	Principal Amount	Cost/ Amortized Cost	Fair Value	Gross Unrealized
($ in thousands)				Gain	Loss
December 31, 2004:
U.S. Government and agencies	$11,384	$11,107	$10,717	$6	$(396)
Corporate debt securities	18,427	17,601	16,433	—	(1,168)
Other debt securities	568	602	555	—	(47)
Restricted money market and certificate deposits(a)	19,899	19,899	19,899	—	—

Total	$50,278	$49,209	$47,604	$6	$(1,611)

December 31, 2003:
U.S. Government and agencies	$24,575	$24,598	$24,498	$106	$(206)
Corporate debt securities	25,280	25,064	24,708	32	(388)
Other debt securities	1,052	1,075	1,055	—	(20)
Restricted money market and certificate deposits(a)	21,743	21,743	21,743	—	—

Total	$72,650	$72,480	$72,004	$138	$(614)

(a)	Investments in marketable securities of $19.9 million and $21.7 million at December 31, 2004 and 2003, respectively, are classified as “Investments-restricted” in the Consolidated Balance Sheets.

In accordance with EITF 03-1, “The Meaning of Other-Than-Temporary Impairment and Its Application to Certain Investments,” the following table summarizes the gross unrealized losses and fair value of marketable securities and investments-restricted, by category and length of time that individual securities have been in a continuous unrealized loss position:

	Less than 12 Months		12 Months or Greater		Total
($ in thousands) Description of Securities	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
December 31, 2004:
U.S. Government and agencies	$2,505	$(33)	$7,286	$(363)	$9,791	$(396)
Corporate debt securities	3,300	(155)	13,134	(1,013)	16,434	(1,168)
Other debt securities	—	—	491	(47)	491	(47)

Total	$5,805	$(188)	$20,911	$(1,423)	$26,716	$(1,611)

December 31, 2003:
U.S. Government and agencies	$15,557	$(206)	$—	$—	$15,557	$(206)
Corporate debt securities	16,812	(256)	4,400	(132)	21,212	(388)
Other debt securities	1,030	(20)	—	—	1,030	(20)

Total	$33,399	$(482)	$4,400	$(132)	$37,799	$(614)

U.S. Government and Agencies. The unrealized losses on the Company’s investments in U.S. Government and agencies obligations were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004 and 2003.

Corporate and Other Debt Securities. The unrealized losses on the Company’s investments in corporate and other debt securities were caused by interest rate increases. The contractual terms of these investments do not permit the issuer to settle the securities at a price less than the amortized cost of the investment. Because the Company has the ability and intent to hold these investments until a recovery of fair value, which may be maturity, the Company does not consider these investments to be other-than-temporarily impaired at December 31, 2004 and 2003.

The amortized cost and fair market value of investments in marketable securities and investments-restricted, by contractual maturities are as follows:

	December 31, 2004		December 31, 2003
($ in thousands)	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Due in 1 year or less(b)	$29,273	$27,831	$24,255	$24,162
Due after 1 year through 5 years	19,677	19,516	48,225	47,842
Due after 5 years	259	257	—	—

Total	$49,209	$47,604	$72,480	$72,004

(b)	Investments due in 1 year or less of $5.8 million and $7.6 million at December 31, 2004 and 2003, respectively, are classified as “Investments-restricted” in the Consolidated Balance Sheets.

The gross proceeds and realized gains and losses from maturities and sales of marketable securities are included in investment and other income for the years ended December 31 were as follows:

			Realized
($ in thousands)	Proceeds	Cost/ Amortized Cost	Gross gain	Gross (loss)	Net gain/(loss)
2004	$32,550	$32,979	$72	$(501)	$(429)
2003	106,964	106,811	479	(326)	153
2002	83,425	83,031	828	(434)	394

(6)	Inventory

Inventory consists of the following:

	December 31
($ in thousands)	2004	2003
Raw materials	$354	$191
Work-in-process	314	275
Finished goods	1,705	2,038

Total inventories, net	$2,373	$2,504

Cost of sales was charged $1.3 million and $0.6 million during the years ended December 31, 2004 and 2003, respectively, to reflect total Gliadel and Aggrastat inventory at net realizable value.

(7)	Property and Equipment

Property and equipment consist of the following:

	December 31
($ in thousands)	2004	2003
Land	$—	$350
Building	—	18,346
Laboratory equipment	6,016	6,565
Manufacturing equipment	2,484	2,612
Computer and office equipment	5,594	5,907
Leasehold improvements	—	16,245

Total gross property and equipment	14,094	50,025

Less accumulated depreciation and amortization:
Property and equipment, excluding capital leases	(9,076)	(24,876)
Capital leases	(3,260)	(2,754)

Total accumulated depreciation	(12,336)	(27,630)

Total property and equipment, net	$1,758	$22,395

During the year ended December 31, 2004, the Company sold its corporate and research and development facilities for $20.8 million, net of expenses, and concurrently leased back both properties. Additionally, the Company disposed of approximately $0.7 million and $1.1 million of fully depreciated assets during the years ended December 31, 2004 and 2003, respectively, excluding the assets included in the sale and leaseback transaction.

Depreciation and amortization and repairs and maintenance expenses were as follows:

	Year Ended December 31
($ in thousands)	2004	2003	2002
Depreciation and amortization expense:
Property and equipment, excluding capital leases	$2,114	$2,789	$3,026
Capital leases	907	1,202	1,028

Total depreciation and amortization expense	$3,021	$3,991	$4,054

Repairs and maintenance expense	$2,536	$1,947	$2,320

8.	Intangible Assets and Acquired In-process Research and Development

Intangible assets consist of the following:

($ in thousands)	Estimated Life in Years	December 31, 2004	December 31, 2003
Gliadel rights reacquisition	10	$8,412	$8,412

Aggrastat Patents	13	53,390	53,390
Trademarks	13	9,750	9,750
Customer contracts and related customer relationships	13	14,712	14,712
Other	11	267	267

Total Aggrastat		78,119	78,119
Less accumulation amortization		(10,588)	(3,735)

Total intangible assets, net		$75,943	$82,796

In October 2003, the Company acquired the U.S. product rights, including trademarks and patents, to Aggrastat from Merck for $86.2 million, including transaction costs. The Company recorded, based on a valuation by a third party and by the Company’s management, intangible assets of $78.1 million with estimated lives, subject to change, ranging between 11 and 13 years, and acquired in-process research and development of $8.1 million, which was expensed. The fair value was determined utilizing a present value technique involving a discounted cash flow analysis. Under this approach, fair value reflected the present value of the projected future cash flows that would be generated by the in-process research and development. A 35% risk adjusted discount rate was used in calculating the present value.

At the date of acquisition, the development of Aggrastat for use in Percutaneous Coronary Intervention (or PCI) was not complete, had not reached technological feasibility and had no known alternative future uses. Consequently, there was considerable uncertainty as to the technological feasibility of the product for this indication at the date of acquisition. The Company did not foresee any alternative future benefit from the acquired in-process research and development other than specifically related to the PCI indication under development. Significant technological and regulatory approval risks were associated with the development of the product for a PCI indication. Achieving such an indication would require significant amounts of future time, effort, and substantial development costs, which would be incurred by the Company. The efforts required to develop the acquired in-process research and development into commercially viable products included the completion of the clinical-trial testing, regulatory approval and commercialization. The principal risks related to achieving the indication under development were the outcomes of clinical studies and regulatory filings. Since pharmaceutical products cannot be marketed without regulatory approvals, the Company would not receive any benefits unless regulatory approval is obtained. Accordingly, the portion of the purchase price, related to the products under development of $8.1 million, was allocated to acquired in-process research and development and was expensed at the date of acquisition.

In October 2000, the Company entered into a Rights Reversion Agreement (the Rights Reversion Agreement) with Aventis, pursuant to which the Company reacquired the rights to market, sell and distribute

Gliadel. In consideration for the reacquisition of these rights, the Company issued to Aventis 300,000 shares of its common stock, valued at approximately $8.4 million, assumed the obligations for product returns subsequent to December 31, 2000, and granted Aventis certain registration rights with respect to such stock. In accordance with the terms of the Rights Reversion Agreement, effective January 1, 2001, the Company has been responsible for all aspects of the worldwide marketing, sale and distribution of Gliadel (except in Scandinavia where Gliadel is distributed by Orion Corporation Pharma). Upon reacquisition, the Company determined that this intangible asset had a finite life and would be amortized over a life of 10 years.

Amortization expense for the years ended December 31, 2004, 2003 and 2002 were $6.9 million, $1.9 million and $0.8 million, respectively.

Amortization expense related to the above intellectual properties is expected to be approximately $6.9 million a year for 2005, 2006, 2007, 2008 and 2009.

9.	Accrued Expenses and Other Current Liabilities

Accrued expenses and other current liabilities consist of the following:

($ in thousands)	December 31, 2004	December 31, 2003
Accrued interest payable	$1,818	$1,967
Accrued sales returns	1,107	880
Other	3,430	743

Total	$6,355	$3,590

10.	Long-term Debt

Long-term debt, including capital lease obligations, consist of the following:

($ in thousands)	December 31, 2004	December 31, 2003
5% convertible subordinated note, due July 2008, interest paid semi-annually	$69,354	$69,354
Term loan due to Wachovia Bank National Association, due May 2008, variable interest rate	17,312	18,252
Commercial bank note, due April 2006, variable interest rate	1,500	2,250
Maryland Economic Development Corporation Bond, due December 2004, variable interest	—	941
2% note payable to City of Baltimore, due December 2009	315	370
Capital leases, interest of 4.5% to 9.6% (See Note 14)	1,828	946
4% other note payable, due April 2004	—	166

Total long-term debt, including current portion	90,309	92,279
Less: current portion of long-term debt and capital lease obligations	(2,916)	$(3,394)

Total long-term debt, net of current portion	$87,393	$88,885

Aggregate maturities of long-term debt and capital lease obligations for each of the five years subsequent to December 31, 2004, and thereafter are approximately:

($ in thousands)
2005	$2,916
2006	2,297
2007	1,078
2008	83,952
2009	66

Total	$90,309

Convertible Subordinated Notes

In June 2003, the Company issued $60.0 million of convertible subordinated notes (or Notes) due July 1, 2008. In July 2003, the initial purchasers of the Notes exercised an option to purchase an additional $9.4 million of the Notes under the same terms and conditions of the initial issuance. Interest on the Notes accrues at 5% per annum and is payable semi-annually on January 1 and July 1 each year, commencing on January 1, 2004. The Notes are convertible, at the option of the holder at any time prior to maturity, into shares of the Company’s common stock at a conversion price of $6.24 per share. The Company has the option to redeem the Notes on or after July 6, 2006. The cost to redeem the Notes prior to July 6, 2007 is 102.00% of the principal amount. If the Company elects to redeem the Notes on or after July 6, 2007, until the maturity date, the redemption price would be 101.00% of the principal amount.

Term Loan

In May 2003, the Company entered into a five-year $18.8 million term loan agreement with Wachovia Bank National Association (or Wachovia), the proceeds of which were used to acquire the Company’s research and development facility. The Company entered into a swap agreement that effectively fixed the interest rate on this indebtedness at 5.36%. The agreement required monthly principal payments of approximately $940,000 per year, and a lump sum principal payment of approximately $15.0 million would have been due in May 2008. Under the terms of the loan, the Company was required to maintain a restricted cash collateral account in the amount of the remaining unpaid principal of the loan. In accordance with the terms of the loan, the Company had a restricted cash collateral account balance of $17.3 million and $18.3 million at December 31, 2004 and 2003, respectively.

Subsequent to December 31, 2004, the Company paid off the remaining principal balance outstanding on the term loan, and as a result, the related cash collateral account balance has been released and the swap agreement has been paid and terminated (see Note 12).

Commercial Loan

The Company entered into a swap agreement that effectively fixed the interest rate on this indebtedness at 2.78%. The agreement required four equal annual installments of $750,000 with the final payment due on April 30, 2006.

Maryland Economic Development Corporation Bond

The Company entered into a swap agreement that effectively fixed the interest rate on this indebtedness at 6.06%. The agreement required monthly installments including principal and interest. In December 2004, the Company made the final payment due under the bond financing agreement.

Restrictive Covenants

The debt agreements referred to above contain restrictions that require the Company to meet certain financial covenants. Under the terms of the Wachovia term loan, the Company maintained cash collateral of $17.3 million and $18.3 million at December 31, 2004 and 2003, respectively (equal to the unpaid principal balance of the loan). In accordance with the commercial loan agreement, the Company maintained cash collateral of $1.5 million and $2.2 million at December 31, 2004 and 2003, respectively (equal to 100% of the outstanding principal balance). Under the bond financing arrangement, the Company maintained cash collateral of $0.2 million at December 31, 2003 (equal to approximately 18.2% of the outstanding principal balance less $100,000). No such collateral was necessary as of December 31, 2004, because the final repayment was made in December 2004. Total collateral is included in the investments-restricted on the Consolidated Balance Sheets. Other covenants preclude the Company from declaring any cash dividends on its common stock without prior written consent.

11.	PRF Revenue Interest Obligation

On October 28, 2003, the Company acquired from Merck the rights to Aggrastat in the United States and its territories for a purchase price of $84.0 million. The Company paid $42.0 million in cash and entered into a $42.0 million revenue interest financing arrangement with PRF (as outlined in Note 4 above) pursuant to the Revenue Agreement. Below is a summary of the terms:

•	PRF is entitled to receive:

•	from October 28, 2003 through December 31, 2006 — 10% of the Company’s combined net revenue from Gliadel and Aggrastat up to $75.0 million and 2.5% of those annual net revenues in excess of $75.0 million;

•	from January 1, 2007 through December 31, 2012 (the end of the term of the financing arrangement with PRF) — 17.5% of the Company’s combined net revenue from Gliadel and Aggrastat up to $75.0 million and 3.5% of those annual net revenues in excess of $75.0 million;

•	the revenue interest percentages can increase if the Company fails to meet contractually specified levels of annual net revenue from products for which PRF is entitled to receive its revenue interest; and

•	minimum payments payable quarterly totaling $5.0 million in 2004, $6.3 million in 2005, $7.5 million in 2006, $10.0 million per year in 2007 through 2009, and $12.5 million per year in 2010 through 2012. The Company paid $5.8 million and $0.1 million to PRF, related to the minimum payments requirement, during the years ended December 31, 2004 and 2003, respectively.

•	During each year of the term of the Revenue Agreement, PRF will be entitled to receive a portion of revenue from products that we may acquire in the future or of our product candidates Aquavan and GPI 1485, in the case that our calculated annual obligation(s) to make royalty payments under the Revenue Agreement (based upon the combined net revenue from Gliadel and Aggrastat) are less than $6.4 million for 2004, $7.6 million for 2005, $8.3 million for 2006, $15.3 million for 2007, $15.5 million for 2008, $15.8 million for 2009, $16.0 million for 2010, or $15.9 million for 2011 and 2012, respectively.

•	PRF received five-year warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $9.15 per share.

•	PRF received a security interest in the assets related to Gliadel and Aggrastat. As a result of this security interest, the Company may not be free to utilize those assets at its discretion, such as selling or outlicensing rights to part or all of those assets, without first obtaining the permission of PRF. This requirement could delay, hinder or condition, the Company’s ability to enter into corporate partnerships or strategic alliances with respect to these assets.

•	PRF may be entitled to require the Company to repurchase its revenue interest under the following circumstances:

•	if the Company fails to maintain an escrow account funded with eight quarters of minimum payments to PRF in the aggregate of $13.8 million and $11.3 million as of December 31, 2004 and 2003, respectively, or fails to maintain at least $20.0 million of net working capital;

•	if the Company fails to make its minimum payments to PRF;

•	if the Company sells Gliadel and Aggrastat (with PRF having partial rights to make the Company repurchase its interest in the event of the sale of one, but not both products);

•	upon the occurrence of a bankruptcy or similar event; or

•	upon certain conditions related to a change of control of the Company.

The repurchase amount guarantees PRF a return in an amount over its initial investment and is reduced based on payments that the Company has previously made to PRF prior to the time that its interest is repurchased, but the repurchase price may never exceed three and a half times PRF’s initial investment, or $147.0 million.

Revenue interest expense, calculated using the effective interest method, was $8.8 million and $1.6 million for the years ended December 31, 2004 and 2003, respectively. The Company utilizes an imputed interest rate equivalent to PRF’s projected internal rate of return based on estimated future revenue interest obligation payments. Revenue interest obligation payments made to PRF reduces the future obligation.

12.	Interest Rate Swap Agreements

The Company entered into interest rate swap agreements with a commercial bank (the Counterparty) to reduce the impact of fluctuations in market interest rates on certain financial obligations. These agreements have a total notional principal value of approximately $18.8 million and $21.4 million at December 31, 2004 and 2003, respectively. Pursuant to these interest rate swap agreements, the Company pays a fixed rate of interest to the Counterparty and receives from the Counterparty a variable rate of interest. The differential to be paid or received as interest rates change is charged or credited, as appropriate, to operations. Accordingly, the Company has fixed interest rates on its December 31, 2004 and 2003 financial obligations between 2.78% and 5.36% and between 2.78% and 6.06%, respectively. These interest rate swap agreements have the same maturity dates as the respective financial obligations and expire on various dates through May 2008.

In the event of non-performance by the Counterparty, the Company could be exposed to market risk related to interest rates. When the fair value of the agreements is positive, the Counterparty owes the Company, which creates market risk for the Company. Conversely, when the fair value of the agreements is negative, the Company owes the Counterparty and, therefore, it does not possess market risk. At December 31, 2004 and 2003, the fair value of the interest rate swap agreements was a liability of $0.6 million and $1.1 million, respectively. Current market pricing models were used to estimate fair values of these interest rate swap agreements.

Subsequent to December 31, 2004, a swap agreement that had a notional principal value of $17.3 million as of December 31, 2004 was terminated because it was paid, and resulted in a realized loss of $0.6 million (see Note 10).

13.	Restructuring

In July 2002, the Company announced a workforce reduction of 58 employees, most of whom worked in the areas of research and development. As a result of this reduction, the Company recorded a restructuring charge and a corresponding reserve of $1.3 million during 2002. The Company’s restructuring plans and associated costs consisted of employee termination costs, including severance pay, related payroll taxes and insurance, and outplacement services. All terminations and termination benefits were communicated to the affected employees during the third quarter of 2002 and fully paid by August 2003.

14.	Leases

In December 2004, the Company sold its corporate and research and development facilities for $20.8 million, net of expenses, and concurrently leased back the properties for an initial term of 15 years. The operating lease is renewable at the Company’s option for two additional terms of ten years each. A gain of $1.5 million from the sale is being deferred and is being amortized as a reduction of rent expense over the initial term of 15 years. The current and long-term portions of this gain are recorded in other current liabilities and other liabilities, respectively at December 31, 2004. The Company had acquired the research and development facility in May 2003, and had entered into a five-year $18.8 million term loan agreement with Wachovia in order to finance the acquisition.

At December 31, 2004, the Company’s future minimum operating lease commitments related to all non-cancelable leases (with initial or remaining lease terms in excess of one year) and future minimum capital lease payments were as follows:

($ in thousands)	Operating Leases	Capital Leases
2005	$3,186	$1,266
2006	2,869	575
2007	2,788	82
2008	2,872	44
2009	2,958	—
Remainder	33,711	—

Total minimum lease payments	$48,384	1,967

Less: imputed interest		(139)

Present value of net minimum lease payments		1,828
Less: current maturities of capital lease obligations		(1,165)

Capital lease obligations, excluding current portion		$663

Rent expenses for the years ended December 31,2004,2003 and 2002 were approximately $1.8 million, $2.9 million and $4.8 million, respectively. Rent expense is expected to increase by $2.2 million in 2005 as a result of the December 2004 sale and leaseback transaction.

15.	Income Taxes

As of December 31, 2004, the Company had net operating loss (or NOL) carryforwards and tax credit carryforwards of approximately $364.3 million and $13.3 million, respectively, available for Federal income tax purposes that expires at various dates between 2010 and 2024. Included in the NOL is $11.9 million attributable to SNDC. Approximately $3.9 million of the NOL carryforwards result from tax deductions related to equity-based compensation, which will be a credit to additional paid-in capital when and if realized. NOL carryforwards are subject to ownership change limitations and may also be subject to various other limitations on the amounts to be utilized.

Actual income tax (benefit)/expense differs from the expected income tax (benefit)/expense computed at the effective Federal rate as follows:

	For the Year Ended December 31
($ in thousands)	2004	2003	2002
Computed expected tax benefit at statutory rate	$(29,879)	$(18,342)	$(20,152)
State income tax, net of Federal benefit	(3,389)	(2,098)	(3,330)
SNDC NOL	(4,584)	—	—
Research and development and other permanent differences	4,671	3,064	—
Maryland NOL and other adjustments	2,127	—	—
General business credit generated	(1,449)	(1,130)	(1,292)
Other, net	149	425	(318)

	(32,354)	(18,081)	(25,092)
Increase in valuation allowance	32,354	18,081	25,092

Total	$—	$—	$—

Significant components of the Company’s deferred tax assets and liabilities are as follows:

	December 31
($ in thousands)	2004	2003
Deferred tax assets:
Net operating loss carryforwards	$137,084	$114,961
SNDC NOL	4,584	—
Research and experimentation credits	13,107	11,721
Compensatory stock grants	1,951	887
Depreciation	1,382	1,286
Amortization	798	438
Accrued expenses	2,397	1,091
Contribution carryover and capitalized start-up costs	246	249
Deferred revenue	2,345	—
Other	515	499

Total deferred tax assets	164,409	131,132
Deferred tax liabilities:
Prepaid expenses and other	(1,296)	(374)

Net deferred tax assets	163,113	130,758
Valuation allowance	(163,113)	(130,758)

Net deferred tax assets	$—	$—

The Company is uncertain of the realization of the tax benefit associated with the deferred tax assets related to the Company’s NOL carryforwards and other items, as the Company’s future earnings are uncertain. Accordingly, a valuation allowance has been established equal to deferred tax assets which may not be realized in the future, resulting in deferred tax assets being completely reserved for as of December 31, 2004, 2003 and 2002. The change in the valuation allowance was an increase of approximately $32.4 million, $18.1 million and $25.1 million for the years ended December 31, 2004, 2003 and 2002, respectively.

16.	Capital

In December 2004, the Company acquired the remaining shares of ProQuest that it did not own for $6.9 million by issuing 1,328,517 shares of the Company’s common stock. With this transaction, the Company obtained full ownership of the worldwide intellectual property rights to Aquavan, which is currently in Phase III clinical trials, and received cash, net of liabilities assumed, of less than $0.1 million (see Note 3).

In July 2004, the Company completed a public offering of its common stock. The Company raised approximately $43.7 million, net of offering costs, through the issuance of 10,340,000 shares of its common stock. Proceeds from the equity issuance are being used to fund clinical trials for Aquavan and Aggrastat, further develop the Company’s pre-clinical product candidates and for general corporate purposes.

In June 2004, the Company licensed to SNDC, its rights in the United States to GPI 1485. In conjunction with the transaction, the Company issued, to SNDC’s investors, five-year warrants to purchase 1.5 million shares of the Company’s common stock at $7.48 per share. The fair value of the warrants, using the Black-Scholes method, was valued at $5.2 million and was expensed as acquired in-process research and development (see Note 2).

In December 2003, the Company sold 4,807,326 newly issued shares of its common stock to certain institutional investors in a Private Investment in Public Equity transaction, resulting in net proceeds to the Company of approximately $25.8 million. In conjunction with this transaction, the investors received seven-year warrants to purchase 961,465 shares of the Company’s common stock at an exercise price of $7.55 per share.

During the year ended December 31, 2003, the Company repurchased 1,100,000 shares of its common stock at an aggregate cost of approximately $5.3 million. No stock repurchase occurred during the years ended December 31, 2004 and 2002.

In October 2003, the Company acquired the rights to Aggrastat in the United States and its territories from Merck. In order to finance the acquisition, the Company entered into a $42.0 million revenue interest financing arrangement with PRF. In addition to an entitlement to receive certain percentage of the Company’s product revenue, PRF received five-year warrants to purchase 300,000 shares of the Company’s common stock at an exercise price of $9.15 per share (see Note 11).

The Company is authorized to issue up to 4,700,000 shares of preferred stock in one or more different series with terms fixed by the Board of Directors. Stockholder approval is not required to issue this preferred stock. There were no shares of this preferred stock outstanding at December 31, 2004 or 2003.

As of December 31, 2004, warrants outstanding were as follows:

(shares in thousands)	Total # of Warrants	Exercise Price Per Warrant	Expiration Date
Paul Royalty Fund, L.P.	300	$9.15	October 2008
Symphony Neuro Development Company	1,500	$7.48	June 2009
Private Investment in Public Equity	962	$7.55	December 2010

17.	Stockholder Rights Plan

In September 1995, the Board of Directors adopted a Stockholder Rights Plan in which preferred stock purchase rights (or Rights) were granted at the rate of one Right for each share of common stock. All Rights expire on October 10, 2005. At December 31, 2004, the Rights were neither exercisable nor traded separately from the Company’s common stock, and become exercisable only if a person or group becomes the beneficial owner of 20% or more of the Company’s common stock or announces a tender or exchange offer that would result in its ownership of 20% or more of the Company’s common stock without the approval of the Board of Directors. The Company’s other stockholders have the right to purchase $120 worth of common stock of the Company at the exercise price of $60 per Right, which would effectively enable such Rights holders to purchase common stock at one-half of the then current price.

If the Company is acquired in a merger, or if 50% or more of the Company’s assets are sold in one or more related transactions, then each Right would entitle the holder thereof to purchase $120 worth of common stock of the acquiring company at the exercise price of $60 per Right. At any time after a person or group of persons becomes the beneficial owner of 20% or more of the common stock, the Board of Directors, on behalf of all stockholders, may exchange one share of common stock for each Right, other than Rights held by the acquiring person.

18.	Equity Compensation Plans

The Company currently grants stock options, restricted stock units and restricted stock (together, Share Options) under its equity compensation plans to provide eligible individuals with an opportunity to acquire or increase an equity interest in the Company and to encourage these individuals to continue in the employment of the Company and contribute to its success. Eligible individuals include full-time employees of the Company and others, whose participation in the Plan is determined by the Board of Directors, to be in the best interests of the Company.

If an employee’s employment with the Company terminates for any reason, other than by reason of death or permanent disability, the unvested portion of the employee’s Share Options are forfeited. All unvested Share Options vest immediately upon events constituting a change in control of the Company.

In December 2004, the Company established the Dean J. Mitchell Employment Inducement Plan, specifically for Share Options grants for Dean Mitchell, the Company’s Chief Executive Officer, and authorized 2.1 million shares.

The summary of various equity compensation plans is as follows (together, the Plans):

Plan	Description
Active Plans:

2002 Stock Option and Restricted Share Plan	Provide Share Options to employees, directors and consultants of the Company

Dean J. Mitchell Employment Inducement Plan	Provide Share Options to Dean Mitchell, the Chief Executive Officer of the Company
Inactive Plans*:

1998 Stock Option and Restricted Share Plan	Provide Share Options to employees, directors and consultants of the Company

1993 Stock Option and Restricted Share Plan	Provide Share Options to employees, directors and consultants of the Company

Directors’ Stock Option Plan	Provide Share Options to directors of the Company

*	Pursuant to adoption of 2002 Stock Option and Restricted Share Plan in 2002, these plans were terminated with respect to any future grants, although any awards previously granted would continue to remain outstanding. Any forfeitures and cancellations under these plans are added to 2002 Stock Option and Restricted Share Plan.

As of December 31, 2004, there were 1,436,182 shares and 500,000 shares available for grant under the 2002 Plan and the Dean J. Mitchell Employment Inducement Plan, respectively.

Stock Options:

The Company generally grants to its employees, stock options upon the commencement of their employment, and in the first quarter of each year as a long-term incentive bonus award, to the extent approved by the Compensation Committee of the Board of Directors. Stock options are granted at a price per share equal to the fair market value of the Company’s common stock on the day immediately preceding the grant date, or if later, the employees’ employment commencement date with the Company, and are exercisable for a period of not more than ten years from the grant date. The first 25% of the option shares of each grant vests on the first anniversary of the respective grant date, and thereafter, the remaining option shares are vested ratably in 36 months.

Option grants to the Company’s directors vest 50% on the first anniversary of the grant date and are 100% vested on the second anniversary of the grant date. Option grants to consultants vest based upon either the passage of time or the achievement of certain milestones.

A summary of the Company’s stock option activities is as follows:

(shares in thousands)	Total # of Options	Weighted-Average Exercise Price
December 31, 2001	5,455	$18.66
Granted	2,131	7.55
Exercised	(5)	3.09
Forfeited	(1,726)	16.94

December 31, 2002	5,855	15.14

Granted	1,171	3.88
Exercised	(59)	4.30
Forfeited	(974)	12.63

December 31, 2003	5,993	13.45

Granted	2,359	6.49
Exercised	(75)	4.11
Forfeited	(536)	10.12

December 31, 2004	7,741	$11.65

Exercisable balance as of December 31, 2004	4,676	$15.13

As of December 31, 2004, total options outstanding and exercisable by price range are as follows:

	Options Outstanding			Options Exercisable
(shares in thousands)	As of December 31, 2004	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Life	As of December 31, 2004	Weighted- Average Exercise Price
$ 0.01 – $ 5.00	1,158	$3.70	8.0	585	$3.67
5.01 – 10.00	3,415	7.16	8.4	956	8.11
10.01 – 15.00	853	13.49	2.5	851	13.49
15.01 – 20.00	1,632	18.76	4.5	1,601	18.75
20.01 – 30.00	676	28.27	4.6	676	28.28
30.01 – 40.00	7	30.63	2.7	7	30.63

	7,741	$11.65	6.5	4,676	$15.13

Pro Forma Option Information

Using the Black-Scholes option pricing model, the per share weighted-average fair value for all stock options granted during 2004, 2003 and 2002 was $3.59, $1.80 and $4.69, respectively, based on the following weighted-average assumptions on the date of grant:

	2004	2003	2002
Expected dividend yield	0%	0%	0%
Risk-free interest rate	3.4%	2.8%	2.6%
Volatility	70.6%	77.3%	76.0%
Expected life in years	4	4	4

Restricted Stock and Restricted Stock Units:

The Company issues restricted stock and grants restricted stock units to certain of its officers and directors. Both the restricted stock and restricted stock units are valued at the fair market value of the Company’s common stock on the day immediately preceding the date of the grant and are subject to a vesting period determined by the Compensation Committee of the Board of Directors. If the grant does not require the officer to pay for the stock underlying the grant, at the time of the grant, the Company records unearned compensation in the amount of the fair market value of the Company’s common stock on the date of the grant multiplied by the number of shares of restricted stock issued or restricted stock unit granted. This unearned compensation is expensed ratably over the service period.

In 2004, the Company granted 117,670 shares of restricted stock units with a weighted average grant date fair value of $5.00 to an executive officer and directors. The Company also granted restricted stock units, which represents the right to receive $1.0 million worth of common stock (not to exceed 100,000 shares of common stock) to an executive officer, that will vest on the earlier of February 12, 2011 or the date of a change of control of the Company, if earlier.

Employee Stock Purchase Plans

The Company has two employee stock purchase plans, the 2002 Stock Purchase Plan and the 2001 Stock Purchase Plan, to encourage and assist employees to acquire an equity interest in the Company. Eligible employees may elect to have up to 15% of their annual gross earnings withheld to purchase shares of the Company’s common stock at 85% of the fair market value of the common stock on either the first or last trading day of the offering period, whichever is lower.

Plan (shares in thousands)	Authorized # of Shares	# of Shares Issued
2002 Stock Purchase Plan(a)	300	203
2001 Stock Purchase Plan(b)	300	73

(a)	Approved by shareholders and therefore, is intended to comply with the requirements of Section 423 of the Internal Revenue Code.

(b)	Not subject to shareholder approval and therefore, does not currently comply with the requirements of Sections 421 and 423 of the Internal Revenue Code.

19.	401(k) Profit Sharing Plan

The Company’s 401(k) Profit Sharing Plan (or the 401(k) Plan) is available to all employees meeting certain eligibility criteria and permits participants to contribute up to certain limits as established by the Internal Revenue Code. The Company may make contributions equal to a percentage of a participant’s contribution or may contribute a discretionary amount to the 401(k) Plan.

The Company currently elects to match employee contributions with the Company’s common stock equal to 50% of the first 6% of an employee’s voluntary contribution. Such amounts vest 25% per year, based on a participant’s years of service with the Company, and can be, at the option of the employee, redeemed for cash within the 401(k) Plan. The Company has made non-cash contributions of Company stock of approximately $0.4 million, $0.5 million and $0.5 million for the years ended December 31, 2004, 2003 and 2002, respectively.

20.	Related Party Transaction

Mr. Dean J. Mitchell’s Employment Letter of Agreement

Effective December 1, 2004, Dean J. Mitchell, the Company’s new President and Chief Executive Officer joined the Company. In accordance with the November 16, 2004 letter of agreement entered into with Mr. Mitchell, in addition to a base salary and bonus potential, the Company granted to Mr. Mitchell:

•	options to purchase 1,000,000 shares of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the day immediately preceding the date of the grant, 25% of which will vest on the first anniversary of the grant, and the remainder of which will vest in equal monthly installments over the next 36 months;

•	50,000 shares of common stock, fully vested as of the date of grant;

•	250,000 restricted shares of common stock that will vest on the first anniversary of his employment with the Company or earlier upon a certain acceleration event (to mean death, disability, termination without cause or termination by Mr. Mitchell for good reason, as defined per the letter of agreement);

•	250,000 restricted shares of common stock, vesting seven years from the commencement of his employment or in 2007, 2008 and 2009 if certain performance milestones to be determined are met;

•	options to purchase 250,000 shares in February 2006 and 250,000 shares in February 2007 of the Company’s common stock with an exercise price equal to the fair market value of the Company’s common stock on the day immediately preceding the date of grant, 25% of which will vest on the first anniversary of the grant, the remainder of which will vest in equal monthly installments over the next 36 months; and

•	a restricted stock unit grant that will vest on the earlier of February 12, 2011 or the date of a change of control of the Company, which represents the right to receive $1.0 million worth of common stock on that date (not to exceed 100,000 shares of common stock).

In 2004, the Company recorded unearned compensation to stockholders’ equity for $3.8 million for the fair value of the equity instruments granted to Mr. Mitchell and is amortizing the unearned compensation into earnings over the service period. As of December 31, 2004, $3.7 million in unearned compensation remained to be amortized for Mr. Mitchell.

The letter of agreement also provides for a severance benefit of two years of salary continuation, an outplacement support and the right to exercise the vested stock options for a period of one to three years after termination, depending on the termination circumstances.

In addition, the Company and Mr. Mitchell entered into an Executive Change in Control and Severance Agreement under which he will be entitled to a severance benefit following a change in control of the Company of three times his base salary, acceleration of unvested options and restricted stock, and benefits continuation for up to three years.

Dr. Craig R. Smith’s Consulting and Separation Agreement

On September 3, 2004, the Company entered into a consulting and separation agreement with Craig R. Smith, M.D., the Company’s former President, Chief Executive Officer and Chairman of the Board, in connection with the announcement of his resignation, which became effective on December 1, 2004 (the Retirement Date) with the commencement of Mr. Mitchell’s employment with the Company as the Company’s new President and Chief Executive Officer.

Pursuant to the consulting and separation agreement, the Company continued to pay Dr. Smith’s salary, benefits, expenses and other compensation until the Retirement Date. Subsequent to the Retirement Date, the Company will:

•	pay a consulting fee equal to his last base salary and benefits for an additional thirty-six months in consideration of one year’s consulting services;

•	pay a cash payment equal to 50% of his last base salary as Chief Executive Officer, payable:

•	50% on January 3, 2005 and

•	50% at the one-year anniversary of his retirement; and

•	grant 100,000 restricted stock units.

The Company recorded $1.9 million, the net present value of the consulting fee and cash payment, as compensation expense and also recorded a corresponding consulting and separation liability. The remaining liability as of December 31, 2004 was $1.9 million. The Company also recorded an additional compensation expense of $0.6 million primarily related to the 100,000 restricted stock units.

Others

Pursuant to the consulting agreement entered into in September 1995, the Company has paid Solomon H. Snyder, M.D., a director, approximately $0.2 million for consulting services for each of the three years ended December 31, 2004, December 31, 2003 and December 31, 2002. These services include assisting the Company in recruiting scientific staff, advisement on acquisitions of new technologies and laboratory equipment and participation in business meetings with the President and Chief Executive Officer of the Company.

In connection with the sale of 34,129 shares of the Company’s common stock in February 1994 to John P. Brennan, Senior Vice President, Technical Operations, Mr. Brennan delivered to the Company a $60,000 full-recourse note with an annual interest rate of 5.34%. That note, as amended, was due and payable in February 2002, at which time the Company extended the payment date of the note to February 2004. In January 2004, the Compensation Committee of the Board of Directors forgave the obligation under the note, which at the time equaled approximately $94,200 of principal and interest. The forgiveness of the note was a taxable event for Mr. Brennan and Mr. Brennan is responsible for those tax obligations. The forgiveness of the note was in connection with the planned retirement of Mr. Brennan from the Company, which will be effective May 2005.

21.	Commitments and Contingencies

Merck Royalty on Aggrastat Net Revenue

In connection with the acquisition of Aggrastat, the Company granted Merck a royalty based on net revenue from Aggrastat. From October 2003 until December 31, 2006, the agreement provides that Merck will not receive royalty payments on net revenue less than $40.0 million. On net revenue above $40.0 million prior to December 31, 2006 and beginning on January 1, 2007, on all revenue from Aggrastat, Merck will receive royalty payments ranging from 5% to 20% of Aggrastat net revenue, based upon the Company’s achievement of certain net revenue thresholds. The royalty payments to be paid to Merck are calculated as follows:

Royalty Payment %	Aggrastat Net Revenue
Years 2004 to 2006:
0%	up to $40.0 million
10%	in excess of $40.0 million and less than $50.0 million
12%	in excess of $50.0 million and less than $75.0 million
14%	in excess of $75.0 million and less than $100.0 million
20%	in excess of $100.0 million

Years 2007 and thereafter:
5%	up to $28.0 million
10%	in excess of $28.0 million and less than $50.0 million
12%	in excess of $50.0 million and less than $75.0 million
14%	in excess of $75.0 million and less than $100.0 million
20%	in excess of $100.0 million

Research and Development Commitments

The Company has entered into various agreements in order to advance its research and development activities. These agreements may take the form of research and development agreements, consulting agreements and/or licensing agreements. As of December 31, 2004, the Company had committed to fund approximately $43.0 million pursuant to these agreements, including $6.6 million committed by SNDC. Approximately 61% of this amount will be incurred during 2005.

The Company has entered into various licensing agreements for certain of its technologies, which commit the Company to minimum annual research spending on certain mutually agreed-upon research and development projects. In the aggregate, these minimum annual research expenditures are approximately $0.8 million. These minimum annual research expenditures typically continue until marketing approval of a product incorporating the licensed technology. In addition, certain of these licensing agreements require the Company to make payments upon achieving specific milestones as well as requiring the payment of royalties on future net revenue of licensed products, if any, as well as a percentage of all payments received by the Company from sublicensees, if any.

Manufacturing Commitment for Aggrastat

The Company has entered into a supply agreement with Baxter Healthcare Corporation for Aggrastat 250 ml and 100 ml bags through July 2009. As of December 31, 2004, the Company has committed to purchasing approximately $6.6 million, of which approximately $1.6 million will be incurred during 2005.

Cardinal Health Sales and Marketing Services Dispute

During 2002, the Company terminated its agreement with CHSMS to provide a contract sales force. The termination led to a dispute regarding amounts owed to CHSMS at the termination date. The Company did not believe it had any remaining obligations to CHSMS at December 31, 2002 relative to the agreement; however, CHSMS had asserted that it might be owed $0.8 million.

In March 2003, the Company received a notice from Cardinal that SPD, an affiliate of CHSMS and another subsidiary of Cardinal, was going to offset the amount CHSMS claimed the Company owed it against an account payable that SPD owed the Company, in addition to taking certain unearned prompt payment discounts. SPD is the specialty distributor to whom the Company sells Gliadel. The Company did not believe that Cardinal or SPD had the right to make an offset under the Company’s agreement with SPD for amounts that CHSMS claimed the Company owed it. As of December 31, 2003, the Company had recorded a reserve of $0.8 million for the SPD receivable that was not paid when due, and subsequently in the first quarter of 2004, the amount was written off.

General

The Company from time to time is involved in routine legal matters and contractual disputes incidental to its normal operations. In management’s opinion, there exist no matters that are expected to have a material adverse effect on the Company’s consolidated financial condition, results of operations or liquidity.

22.	Quarterly Financial Data (unaudited)

The following table sets forth summarized unaudited quarterly results for the years ended December 31, 2004 and 2003:

($ in thousands, except per share data) Quarter Ended	March 31, 2004	June 30, 2004	September 30, 2004	December 31, 2004
Revenue	$8,928	$11,149	$17,322	$10,512
Gross margin(1)	7,736	9,515	8,370	8,973
Net loss	(18,068)	(21,267)	(14,461)	(34,082)
Net loss per common share	$(0.53)	$(0.63)	$(0.33)	$(0.76)

Quarter Ended	March 31, 2003	June 30, 2003	September 30, 2003	December 31, 2003
Revenue	$3,463	$10,602	$5,420	$8,120
Gross margin(1)	2,511	3,971	4,327	6,798
Net loss	(11,193)	(5,354)	(13,282)	(24,118)
Net loss per common share(2)	$(0.37)	$(0.18)	$(0.46)	$(0.80)

(1)	Gross margin is calculated as net product revenue less cost of sales.

(2)	Due to rounding, the net loss per common share for the four quarters does not agree to the net loss per common share for the year ended December 31, 2003.

In December 2004, the Company sold its corporate and research and development facilities for $20.8 million, net of expenses, and concurrently leased back the properties for an initial term of 15 years. The Company deferred the gain of $1.5 million on the sale of leaseback transaction and is amortizing the gain as a reduction of rent expense over the initial 15 year term.

SCHEDULE II

($ in thousands)

		Additions
Description (Balance sheet caption)	Balance Jan. 1, 2002	Charge to Costs and Expenses		Charged to Other	Deductions		Balance Dec. 31, 2002
Allowance for doubtful accounts (Accounts receivable)	$152	$(125)		$—	$—		$27
Product return reserve (Accrued expenses and other current liabilities)	751	1,314	(a)	—	(1,773	)(b)	292

		Additions
Description (Balance sheet caption)	Balance Jan. 1, 2003	Charge to Costs and Expenses		Charged to Other	Deductions		Balance Dec. 31, 2003
Allowance for doubtful accounts (Accounts receivable)	$27	$799		$—	$(10)		$816
Product return reserve (Accrued expenses and other current liabilities)	292	1,639	(a)	—	(1,051	)(b)	880

		Additions
Description (Balance sheet caption)	Balance Jan. 1, 2004	Charge to Costs and Expenses		Charged to Other	Deductions		Balance Dec. 31, 2004
Allowance for doubtful accounts (Accounts receivable)	$816	$39		$—	$(829)		$26
Product return reserve (Accrued expenses and other current liabilities)	880	2,054	(a)	—	(1,827	)(b)	1,107

(a)	The provision for product returns is a reduction of gross product revenue.

(b)	Product returned pursuant to the Company’s return policy and charged to this reserve.